Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-265158

12 August 2022

Barclays Bank PLC

(“BBPLC”)

BBPLC updates securities in the Rescission Offer

In line with the position taken by BBPLC of keeping the market apprised of any developments relating to the rescission offer, and further to its announcements on 28 March 2022, 23 May 2022, 25 July 2022 and 1 August 2022, BBPLC today announces that it has updated the list of securities subject to the rescission offer and, accordingly, has amended the prospectus supplement filed with the SEC on 1 August 2022. Such amendment to the prospectus supplement was filed today with the SEC and can be accessed on the SEC’s website at:

https://www.sec.gov/Archives/edgar/data/312070/000119312522219623/d354912d424b5.htm

All of the terms and conditions of the rescission offer that were not expressly amended by the amendment to the prospectus supplement remain unchanged.

– ENDS –

For further information, please contact:

Investor Relations	Media Relations
Chris Manners	Jon Tracey
+44 (0) 20 7773 2136	+44 (0) 20 7116 4755

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and Section 27A of the U.S. Securities Act of 1933, as amended, with respect to BBPLC. BBPLC cautions readers that no forward-looking statement is a guarantee of future performance and that actual results or other financial condition or performance measures could differ materially from those contained in the forward-looking statements. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements sometimes use words such as ‘may’, ‘will’, ‘seek’, ‘continue’, ‘aim’, ‘anticipate’, ‘target’, ‘projected’, ‘expect’, ‘estimate’, ‘intend’, ‘plan’, ‘goal’, ‘believe’, ‘achieve’ or other words of similar meaning. These statements are based on the current beliefs and expectations of BBPLC’s management and are subject to significant risks and uncertainties. Actual outcomes may differ materially from those expressed in the forward-looking statements. Factors that could impact BBPLC’s future financial condition and performance are identified in BBPLC’s filings with the SEC (including, without limitation, BBPLC’s Annual Report on Form 20-F for the financial year ended 31 December 2021, as amended, and Interim Results Announcement for the six months ended 30 June 2022, which are available on the SEC’s website at www.sec.gov).

Subject to BBPLC’s obligations under the applicable laws and regulations of any relevant jurisdiction, (including, without limitation, the UK and the U.S.), in relation to disclosure and ongoing information, we undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

BBPLC has filed a registration statement (including a base prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus for this offering in that registration statement, the rescission offer prospectus supplement and other documents BBPLC has filed with the SEC for more complete information about BBPLC and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the base prospectus from BBPLC by calling toll-free 1-888-227-2275 (extension 7-7990).